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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SHIP FINANCE INTERNATIONAL LIMITED (Exact name of Issuer as specified in its chapter)
Bermuda	n/a
(State of incorporation or organization)	(IRS Employer Identification No.)

Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08, Bermuda
(Address of principal executive offices)	(Zip Code)

        If this form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box.    ☐

        If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box.    ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is registered
Common Shares, par value $1.00	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None (Title of Class)

Item 1.    Description of Registrants Securities to be Registered

        The following description of the Company's common shares, and various provisions of our Memorandum of Association and Amended and Restated Bye-Laws, are summaries. Statements contained in this registration statement relating to such provisions are not necessarily complete, and reference is made to the Company's Memorandum of Association and Amended and Restated Bye-Laws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement on Form F-4 (Registration No. 333-115705) related to the Company's 8 1/2% Senior Notes due 2013, and provisions of applicable law.

  Common Shares

        As of May 25, 2004, we have authorized 125,000,000 shares of common shares with a par value of $1.00.

        Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. Our common shares do not have cumulative voting rights, and the Holders of a majority of our outstanding common shares, voting for the election of directors, can elect all of the directors to be elected.

        The Holders of our common shares generally do not have conversion, subscription or preemptive rights to subscribe to any of the Company's other securities. The common shares do not have redemption or sinking fund provisions. In the event of a liquidation of the Company the Common shares are entitled to share ratably in all of the Company's assets available for distribution to holders of common shares.

        Holders of the Company's common shares are entitled to receive dividends when and if they are declared by our Board of Directors, if any, on a pro-rata basis. The declaration of any future dividend will be at the sole discretion of our Board of Directors and will depend upon our earnings, our capital requirements and financial position, general economic conditions, and other pertinent conditions.

        All of our common shares now outstanding, or that will be outstanding following the completion of our partial spin-off from Frontline Ltd., are fully paid for and non-assessable.

        Our common shares have been accepted for listing on the New York Stock Exchange.

Item 2.

Exhibits	Description
1.	Memorandum of Association of the Company, which is hereby incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form F-4 (Registration No. 333-115705), including exhibits thereto, filed with the Securities and Exchange Commission on May 21, 2004.
2.
Amended and Restated Bye-Laws of the Company, which are hereby incorporated by reference to Exhibit 3.2 in the Registration Statement on Form F-4 (Registration No. 333-115705), including exhibits thereto, filed with the Securities and Exchange Commission on May 21, 2004.
3.
Ordinary Share Certificate (specimen) of the Company, which is hereby incorporated by reference to Exhibit 3.2 in the Registration Statement on Form F-4 (Registration No. 333-115705), including exhibits thereto, filed with the Securities and Exchange Commission on May 21, 2004.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 26, 2004	SHIP FINANCE INTERNATIONAL LIMITED

	By:	/s/ Tor Olav Trøim Name: Tor Olav Trøim Title: Chief Executive Officer

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  Item 1. Description of Registrants Securities to be Registered
  Item 2.
SIGNATURE